SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 12b-25

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NOTIFICATION OF LATE FILING

(Check One):
|X| Form 10-K and Form 10 -KSB|_| Form 11-K |_| Form 20-F |_| Form 10-Q |_| Form N-SAR

For Period Ended: December 31,2010

[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I
REGISTRANT INFORMATION

ISLAND BREEZE INTERNATIONAL, INC.
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Full Name of Registrant

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Former Name if Applicable

211 Benigno Blvd, Suite 201
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Address of Principal Executive Office (Street and Number)

Bellmawr, New Jersey 08031
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City, State and Zip Code

PART II
RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.) |X| Yes |_| No

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|  | (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III
NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, 10-D, N-SAR, N-CSR or the transition report or portion thereof, could not be filed within the prescribed time period.

Certain financial and other information necessary for an accurate and full completion of the Annual Report on Form 10-K could not be provided within the prescribed time period without unreasonable effort or expense.

PART IV
OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Steven G, Weismann                          (972) 740-2959
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(Name)                                      (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

ISLAND BREEZE INTERNATIONAL, INC.
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(Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date March 30, 2010                       By /s/ Steven G, Weismann
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                                                          Steven G, Weismann
                                                          Chief Financial Officer
                                                          and Principal Accounting Officer